Exhibit 99.1

MEMORANDUM

To:	Executive Officers and Directors of Harleysville Savings Financial Corporation:

Sanford L. Alderfer, Thomas D. Clemens, Mark R. Cummins, Ronald B. Geib, Charlotte A. Hunsberger, George W. Meschter, Edward J. Molnar, James L. Rittenhouse, Brendan J. McGill, Steven J. Kopenhaver, Adrian D. Gordon and Sheri Strouse

From:	Brendan J. McGill, Executive Vice President and Chief Operating and Financial Officer
Date:	August 29, 2012
Re:	Blackout Notice for Harleysville Savings Bank 401(k) Plan

On August 29, 2012, a notice was sent to all participants in the Harleysville Savings Bank 401(k) Plan (the “Plan”) notifying them of the blackout period beginning on October 1, 2012, and ending on or about February 1, 2013, as a result of the deregistration of the offering of common stock of Harleysville Savings Financial Corporation (the “Corporation”) through the 401(k) Plan. During this blackout period, you are prohibited from trading (i.e., directly or indirectly, purchasing, selling or otherwise acquiring or transferring) any shares of common stock of Harleysville Savings Financial Corporation (NASDAQ symbol: “HARL”).

The Sarbanes-Oxley Act of 2002 (the “Act”) requires that the plan administrator provide advance written notice to participants and beneficiaries of any blackout period. A “blackout period” is defined in the Act as any period of more than three consecutive business days during which participants or beneficiaries are unable to direct or diversify their plan account balances, obtain plan loans or obtain distributions. The notice to participants must be provided at least 30 days, but not more than 60 days, in advance of the last date on which participants and beneficiaries can exercise the affected rights immediately before the commencement of any blackout period. Participants were notified in a timely manner by the notice on August 29, 2012.

Pursuant to Rule 104 of Regulation BTR, in any case in which an executive officer or director is subject to Rule 306 of the Act, the issuer must notify each executive officer and director and the Securities and Exchange Commission of the blackout period. This notice to executive officers and directors must be sent at least 15 calendar days before the expected beginning date of the blackout period. That requirement is being satisfied with this notice.

If you should have any questions regarding this notice, please feel free to contact me.

Brendan J. McGill, Executive Vice President and Chief Operating and Financial Officer
Harleysville Savings Financial Corporation
71 Main Street, Harleysville, Pennsylvania 19438
Phone: (215) 256-8828